Exhibit 99.1

Warrior Met Coal to Relaunch Development of World-Class

Blue Creek Hard Coking Coal Project

Transformational Growth Investment Will Reinforce Warrior’s Position

as the Premier U.S. Pure-Play Met Coal Producer

Planned Capacity of 4.8 Mstpa of Premium High Vol A Met Coal with First Quartile Cost Position

BROOKWOOD, AL—May 3, 2022—Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) announced today that it is relaunching the development of its Blue Creek reserves into a new, world-class longwall mine located in Alabama near its existing mines. Once completed, this transformational growth investment will reinforce Warrior’s position as the premier U.S. pure-play producer of premium metallurgical (“met”) coal products that are sought by customers throughout the global steel industry. Met coal, unlike thermal coal, has unique physical properties and is used solely for the production of steel.

Previously, the Company had delayed the development of the Blue Creek reserves due to the uncertainty of COVID-19, as well as market conditions and the labor strike. As market conditions have significantly improved and the Company’s cash generation and cash on hand have significantly increased, the Company has decided now to move forward with the development.

Since the initial announcement, inflation in steel and other commodity prices, including labor costs, have increased the total capital spending requirements of the project. However, during a refresh of the project, the Company has identified potential production increases of approximately 10% and anticipates being able to accelerate the start of longwall production by approximately fifteen months based on design modifications and projected stronger available liquidity to fund the project. Based on an assumed met coal price of $150 per metric ton, the projected net present value (“NPV”) is approximately $1 billion over the life of the mine with a projected after-tax internal rate of return (IRR) of nearly 30% and an expected payback of approximately two years from initial longwall production.

“We are extremely excited about this organic growth project, which will transform Warrior and allow us to build upon our proven track record of creating value for stockholders. Blue Creek is truly a world-class asset and our commitment to this new initiative demonstrates our continued, highly focused business strategy as a premium pure-play met coal producer,” said Walt Scheller, CEO of Warrior.

The Blue Creek development will be a single longwall mine and is expected to have the capacity to produce an average of 4.8 million short tons per annum (‘mstpa”) of premium High-Vol A met coal over the first ten years of production. It is one of the last remaining large-scale, untapped premium High Vol A met coal reserves in the U.S.

Once fully developed, the Company expects Blue Creek to increase Warrior’s annual production capacity by 60% and expand its product portfolio to its global customers, by offering three premium hard coking coals that are expected to achieve the highest premium met coal prices in the seaborne markets. Warrior controls approximately 70 million short tons of recoverable reserves and 49 million short tons of resources at Blue Creek, which totals to over 119 million short tons. Warrior has the ability to acquire adjacent reserves that would increase total recoverable reserves at the mine. The inclusion of all coal reserves, resources, and adjacent properties would extend the life of mine reserves to approximately 170 million short tons. Under this expanded mine plan, Blue Creek is expected to have a mine life of approximately 50 years assuming a single longwall operation.

The Company’s third-party reserve report indicates that Blue Creek would produce a premium High Vol A metallurgical coal that will differentiate itself from the industry benchmark with lower sulfur and higher coke strength after reaction (“CSR”). High Vol A has historically priced at a slight discount to the Australian Premium and U.S. Low Vol coals, and that trend has continued over the last two years. Warrior expects High Vol A coals will continue to become increasingly scarce as a result of Central Appalachian producers mining thinner and deeper reserves, which is expected to continue to support this pricing level. Likewise, Warrior expects premium hard coking coals to become even more highly valued by customers due to their blending characteristics and ability to improve coke oven efficiency. Warrior believes this creates an opportunity for Blue Creek to take advantage of favorable pricing dynamics driven by the declining supply of premium High Vol A coals.

Blue Creek’s estimated production cost per short ton is expected to be in the first quartile of the U.S. and global seaborne hard coking coal cost curve and to be approximately 30 to 35% lower than Warrior’s existing mines today. The Company believes the combination of a lower production cost and premium quality of the High Vol A product, at the expected price realizations, will generate some of the highest met coal margins in the U.S., resulting in strong investment returns and achieving a rapid payback across a range of met coal price environments.

Capital Investment and Financing

Warrior expects to invest approximately $650 to $700 million over the next five years to develop Blue Creek with expected spending in 2022 of approximately $45 million to begin the project. Based on the current schedule, Warrior expects the first development tons from continuous miner units to occur in the third quarter of 2024 with the longwall scheduled to start up in the second quarter of 2026.

Warrior’s strong cash flow generation and current available liquidity, as well as the ability to finance $120—$130 million of capital expenditures through equipment leases, allows the Company to be opportunistic as it evaluates funding options for Blue Creek with the goal of maintaining an efficient and low-cost capital structure.

“We estimate Warrior will continue to generate robust free cash flows during the development of the project and we expect to fund the 2022 capital expenditure requirements of $45 million from internally generated cash flow and cash on hand,” said Dale W. Boyles, CFO of Warrior. “We plan to be opportunistic in evaluating funding alternatives for Blue Creek, which we view as very manageable given our current liquidity position and ability to utilize existing free cash flow and equipment financing.

“Finally, we believe the Company’s strong balance sheet, liquidity and free cash flow generation provide us the ability to pay for the project fully in cash and significant flexibility in how we ultimately choose to finance Blue Creek longer-term,” Mr. Boyles concluded.

Concurrent with this release, Warrior has issued a slide presentation on the Blue Creek project that can be found on the investor section of www.warriormetcoal.com.

Conference Call

The Company will hold a conference call to discuss its first quarter 2022 results and the Blue Creek project Thursday, May 5, 2022, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET May 5, 2022, until 6:30 p.m. ET on May 12, 2022. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 4980978.

About Warrior

Warrior is a U.S.-based, environmentally, and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) coal used as a critical component of steel production by metal manufacturers in Europe, South America, and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek, AL, coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements and are based on current market conditions and are therefore subject to change, including the amount, timing and financing of capital investments to be made in Blue Creek and the anticipated start of production date for Blue Creek, demand for and supply of metallurgical coal, High-Vol A metallurgical coal or otherwise, and projected or expected results or returns from the development of Blue Creek, including expected production levels, expected cost position, expected mine life, projected internal rate of return, projected net present value, expected margins, projected payback periods and the generation of free cash flow. Forward looking statements by their nature address matters that are, to different degrees, uncertain and depend upon important estimates and assumptions concerning our financial and operating results. No representations or warranties are made by us as to the accuracy of any such forward-looking statements. The inclusion of this information should not be regarded as an indication that we consider it to be necessarily predictive of actual future results. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, the state of the global economy, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines or temporary or permanent suspension of the Blue Creek project; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; inaccuracies in the Company’s estimates of its met coal reserves; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2021 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results from the investment in and development of Blue Creek to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC’s website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

D’Andre Wright, 205-554-6131

dandre.wright@warriormetcoal.com